Exhibit 99.9

Transactions in the Shares of Visteon Corporation effected since the Original Filing

For the Account of	Date of Transaction	Nature of Transaction	Number of Shares	Price per Share
Citadel Securities	5/24/2010	Sale	100,000	1.7605
Citadel Securities	5/24/2010	Sale	268,400	1.214
Citadel Securities	5/26/2010	Sale	150,000	1.2417
Citadel Securities	5/28/2010	Sale	50,000	1.489
Citadel Securities	5/28/2010	Sale	350,000	1.5007
Citadel Securities	6/14/2010	Sale	99,600	1.0775
Citadel Securities	6/24/2010	Sale	400	0.661